Exhibit 99.1

Contacts:	Investors	Business / Product
	William R. Gargiulo, Jr.	Mary Ann Leeper, Ph.D.
	231.526.1244	312.595.9123

For Immediate Release

The Female Health Company Reports
Fourth Quarter Fiscal Year 2005 Results

91% Increase in Quarterly Revenues

CHICAGO, December 29, 2005- The Female Health Company (OTC BB FHCO) reported net revenues of $3,217,394 and net loss attributable to common stockholders of $(136,894) or $(0.01) per diluted share for the three months ended September 30, 2005 compared to net revenues of $1,687,526 and a net loss attributable to common stockholders of $(677,755) or $(0.03) per diluted share for the three months ended September 30, 2004.

The Company posted a reduced operating loss for the three months ended September 30, 2005 of $(100,403) compared to $(547,572) for the same period last year.

Net revenues increased $1,529,868 for the current quarter, or 91%, compared with the same prior year period as a result of increased global and domestic public sector sales.

The Company expects significant quarter to quarter variations due to the receipts of large orders, production scheduling, and shipping of products.

Gross profit increased $794,940, or 128%, to $1,414,004 for the three months ended September 30, 2005 from $619,064 for the three months ended September 30, 2004 as a result of the 91% increase in quarterly revenues partially offset by a less than proportionate increase in cost of products sold of 69%.

Total operating expenses increased $347,771, or 30%, to $1,514,407 for the three months ended September 30, 2005 compared to $1,166,636 for the same period last fiscal year. This reflects increases in advertising expenses, selling, general and administrative expenses, research and development costs for FC2, the Company’s second generation product.

Selling, general and administrative expenses increased $240,123, or 21%, to $1,364,391 for the three months ended September 30, 2005 from $1,124,268 for the same period last year. This was due to a rise in consulting fees related to with section 404 of the Sarbanes-Oxley Act, executive staff compensation and non-cash stock compensation during the current quarter.

Net interest and other expenses decreased $93,692 for the current quarter to $(4,153) from $89,539 for the same period last year. This was due to the Company eliminating its debt outstanding during the first quarter of fiscal year 2005. As a result the Company did not incur either interest or non-cash expenses due to the amortization of discounts on credit facility during the current quarter as was experienced during the same period in the prior year.

The Company had net revenues of $11,161,555 and a net loss attributable to common stockholders of $(1,516,863) or $(0.07) per diluted share for the year ended September 30, 2005 compared to net revenues of $8,982,074 and a net loss attributable to common stockholders of $(2,125,889) or $(0.11) per diluted share for the year ended September 30, 2004.

Net revenues increased $2,179,481, or 24%, in 2005 over the prior year. The higher net revenues resulted from increased sales to global public sector customers.

Gross profit increased $1,169,107, or 32%, to $4,791,400 for 2005 from $3,622,293 for 2004. The increase was a result of expanding net revenues more than offsetting the costs incurred to manufacture the product in 2005.

Operating expenses increased $1,412,834, or 30%, to $6,102,654 for the year ended September 30, 2005 compared to $4,689,820 for 2004. This was a result of increases in selling, general and administrative expenses as well as advertising and research and development costs related to FC2, the Company’s second generation product.

Selling, general and administrative expenses increased $1,242,757, or 28%, from $4,463,018 in 2004 to $5,705,775 in 2005. This was due to a rise in stock compensation, consulting fees, executive staff compensation and increases in U.K. operating expenses. The higher stock compensation costs were a result of a $342,000 non-recurring charge related to shares of common stock and stock purchase warrants issued as an incentive for exercising existing stock warrants during the first two quarters of fiscal 2005 and as increased compensation for investor relation services. The higher consulting fees include $435,381 in expenses related to Sarbanes-Oxley Section 404 implementation. The additional executive costs relate to the hiring of a Global Development Vice President during the fourth quarter of the prior fiscal year. The position was vacant for the first three quarters of that fiscal year.

Net interest and non-operating expenses decreased $906,959, or 95%, to $44,402 for 2005 compared to $951,361 for 2004. The reduction is primarily due to the Company eliminating its debt outstanding during the first quarter of fiscal 2005. The result is a substantially lower amount of both interest paid and non-cash expenses incurred from the amortization of discounts on the credit facility during 2005 than in 2004.

As of December 29, 2005, the Company had unfilled orders scheduled to be shipped of $3.9 million or 5.8 million units compared to $.1 million or .2 million units as of the same date of the prior year. In addition, the Company shipped 4.6 million units in the first quarter of the 2006 fiscal year compared to 1.9 million units during the first quarter of the 2005 fiscal year. Unfilled orders materially fluctuate from quarter to quarter, and include orders with requested delivery dates later in fiscal 2006.

The Female Health Company, based in Chicago, owns certain worldwide rights to FC Female Condom™ including patents which have been issued in the United States, United Kingdom, Japan, France, Italy, Germany, Spain, The People’s Republic of China, Canada, New Zealand, South Korea and Australia. FC Female Condom™ is the only available product controlled by a woman that protects against sexually transmitted diseases including HIV/AIDS, and unintended pregnancy.

As previously announced, The Female Health Company will host an investor conference call at 11:00 a.m. Eastern time, January 3, 2006. Shareholders and other interested parties may participate in the conference call by dialing 800-865-4435 (international/local participants dial 973-936-2404) and referencing the conference code 6828491, a few minutes before 11:00 a.m. EST on January 3, 2006. A replay call will be available through January 10, 2006 by dialing 877-519-4471 (international callers dial 973-341-3080) and referencing the conference code is 6828491.

“Safe Harbor” statement under the Private Securities Litigation Reform Action of 1995: The statements in this release which are not historical fact are forward-looking statements based upon the Company’s current plan and strategies, and reflect the Company’s current assessment of the risks and uncertainties related to its business, including such things as product demand and market acceptance; the economic and business environment and the impact of government pressures; currency risks; capacity; efficiency and supply constraints; and other risks detailed in the Company’s press releases, shareholder communications and Securities and Exchange Commission filings. Actual events affecting the Company and the impact of such events on the Company’s operations may vary from those currently anticipated.

For more information about the Female Health Company, dial toll-free via fax, 1-800-PRO-INFO and enter company code “FHCO”. Also, visit the Company’s web site at www.femalehealth.com and www.femalecondom.org. If you would like to be added to an e-mail alert list, please send an e-mail to FHCInvestor@aol.com .

THE FEMALE HEALTH COMPANY
Unaudited Condensed Consolidated Balance Sheet

	September 30, 2005	September 30, 2004
Cash	$1,775,066	$755,482
Accounts receivable, net	2,040,476	1,450,756
Inventories, net	883,709	1,413,315
Prepaid and other current assets	344,383	270,539
Total current assets	5,043,634	3,890,092

Certificate of deposit	47,934	72,194
Other non-current assets	229,434	358,623
Net property, plant & equipment	358,149	174,361
TOTAL ASSETS	$5,679,151	$4,495,270

Accounts payable	$559,414	$398,672
Accrued expenses	664,709	522,199
Current maturities of obligations under capital leases	-	21,552
Preferred dividends payable	11,201	11,464
Notes payable, bank, net of unamortized discount	-	453,748
Total current liabilities	1,235,324	1,407,635

Deferred gain on sale of facility	1,134,003	1,262,278
Total liabilities	2,369,327	2,669,913

Total stockholders' equity	3,309,824	1,825,357
TOTAL LIABILITIES AND EQUITY	$5,679,151	$4,495,270

THE FEMALE HEALTH COMPANY
Unaudited Condensed Consolidated Income Statements

	For the 3 Months Ended September 30,		For the 12 Months Ended September 30,
	2005	2004	2005	2004
NET REVENUES	$3,217,394	$1,687,526	$11,161,555	$8,982,074

GROSS PROFIT	1,414,004	619,064	4,791,400	3,622,293

Advertising and promotion	77,418	14,175	123,103	47,601
Selling, general & administrative	1,364,391	1,124,268	5,705,775	4,463,018
Research and development	72,598	28,193	273,776	179,201
Total Operating Expenses	1,514,407	1,166,636	6,102,654	4,689,820
OPERATING LOSS	(100,403)	(547,572)	(1,311,254)	(1,067,527)

Interest, net and other expense	(4,153)	89,539	44,402	951,361
Pretax loss	(96,250)	(637,111)	(1,355,656)	(2,018,888)

Income taxes	-	-	-	-
NET LOSS	(96,250)	(637,111)	(1,355,656)	(2,018,888)

Preferred dividends	40,644	40,644	161,207	107,001

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(136,894)	$(677,755)	$(1,516,863)	$(2,125,889)

BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.01)	$(0.03)	$(0.07)	$(0.11)

Weighted avg. common shares - Basic and Diluted	23,468,080	20,307,661	23,094,868	19,925,716

5